EXHIBIT 10.2

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

June 12, 2007

Ms. Lita L. Nelson, Director

Massachusetts Institute of Technology

Technology Licensing Office

Five Cambridge Center

Cambridge, Massachusetts 02142

Re:          Amended and Restated Exclusive Patent

License/M.I.T. License Agreement #4908236

Dear Ms. Nelson:

Reference is made to the Amended and Restated Exclusive Patent License between the Massachusetts Institute of Technology and Momenta Pharmaceuticals, Inc. dated November 1, 2002, as amended by a First Amendment dated November 15, 2002, letter agreements dated September 12, 2003 and October 22, 2003, a Second Amendment dated November 19, 2003, a Third Amendment dated April 2, 2004, a Fourth Amendment dated July 17, 2004, a Fifth Amendment dated August 5, 2006, a Sixth Amendment dated January 10, 2007 and letter agreements dated August 10, 2006 and October 18, 2006 (collectively, the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Agreement.

As you know, COMPANY has entered into a Memorandum of Understanding (“MOU”) with Sandoz AG (“SANDOZ”) dated July 25, 2006 relating to the development and commercialization of four follow-on and/or complex generic products for sale in specified regions of the world (each, a “PRODUCT” and collectively, the “PRODUCT(S)).  In connection with the definitive collaboration agreement currently under negotiation with SANDOZ that will effectuate the MOU (the “DEFINITIVE AGREEMENT”), COMPANY desires certain modifications of the Agreement.  As M.I.T. is amenable to such modifications, COMPANY and M.I.T. and agree as follows with respect to the DEFINITIVE AGREEMENT and the PRODUCT(S):

1.  In the event that (a) M.I.T. converts the exclusive rights granted to COMPANY in Section 2.2 of the Agreement into non-exclusive rights in accordance with Section 3.1 of the Agreement or (b) there is a termination of the Agreement under Section 12.2 or 12.3 of the Agreement, notwithstanding any such conversion or termination, M.I.T. agrees to honor the exclusive nature of the sublicense where the sublicensed intellectual property is involved in  the development and commercialization of the PRODUCT(S) granted by COMPANY to SANDOZ so long as (x) SANDOZ is in compliance with the DEFINITIVE AGREEMENT, (y) in the event of a termination of the Agreement, SANDOZ agrees, in a writing delivered to M.I.T., to fulfill COMPANY’s financial and non-financial commitments to M.I.T. with respect to the development and commercialization of the PRODUCT(S) and (z) SANDOZ executes a Consent to Assignment in a form mutually acceptable to SANDOZ and M.I.T, which shall include a list of all applicable patent cases.

For purposes of clarity, the financial commitments to M.I.T. shall include (a) the obligation to pay to M.I.T. nine percent (9%) of all of what would have been  CORPORATE PARTNER INCOME and/or SUBLICENSE INCOME to COMPANY and that would otherwise have been due M.I.T. by COMPANY and (b) the obligation to pay to M.I.T. royalties on NET SALES of LICENSED PRODUCTS that would have otherwise have been due M.I.T., treating for such purpose the sales made by SANDOZ as direct sales by COMPANY (i.e., the provisions of Section 4.1(c) of the Agreement shall be applied as opposed to the provisions of Section 4.1(d) of the Agreement).

Lastly, SANDOZ shall assume COMPANY’s reimbursement obligations to M.I.T. with respect to patent costs.

For purposes of clarity, examples of non-financial commitments that would pertain to the development and commercialization of the PRODUCT(S) include those relating to place of manufacture, diligence obligations, method of payment, reporting and record keeping, requirements relating to prosecution of infringers, indemnification and insurance, and non-use of name.

2.  With respect to Section 2.4 of the Agreement, in the event that such provision applies to a PRODUCT, if so requested by COMPANY, M.I.T. agrees to use good faith efforts to assist COMPANY and SANDOZ in applying for and attempting to obtain a waiver from the United States government from the requirement that such PRODUCT be substantially manufactured in the United States.

3.  As required by the Agreement, COMPANY will be obligated to carry the insurance required by Section 8.2 of the Agreement, as modified by the letter dated May 19, 2005 between M.I.T. and COMPANY

4.  COMPANY represents that, under the terms of the DEFINITIVE AGREEMENT, SANDOZ will provide certain indemnifications to COMPANY with respect to claims and demands related to the PRODUCT(S) that may be brought by a third party against M.I.T.  COMPANY further represents that, with respect to these indemnification obligations to COMPANY, SANDOZ will be self-insured.  COMPANY understands that the fact that SANDOZ will self-insure with respect to their indemnification obligations to COMPANY is acceptable to M.I.T.

5.  M.I.T. agrees that SANDOZ shall be a third party beneficiary of the rights granted in this letter agreement to COMPANY.

If the foregoing is in conformity with your understanding of our agreement, please indicate your consent by countersigning the three copies of this letter and by returning two to me.

Very truly yours,

/s/ Susan K. Whoriskey

Susan K. Whoriskey
Vice President, Intellectual Property

Massachusetts Institute of Technology

By:	/s/ Lita Nelsen
Lita L. Nelsen, Director